Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 316.299.7463
karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY TO INVEST IN ENVIRONMENTAL UPGRADES,

PROPOSED AS SETTLEMENT OF LITIGATION

Investments to further cut emissions at Jeffrey Energy Center and advance new green technologies

TOPEKA, Kan., Jan. 25, 2010 — Westar Energy, Inc. (NYSE:WR) today announced a settlement with the U.S. Department of Justice of a pending lawsuit over allegations regarding environmental air regulations. The settlement was filed with the federal court, seeking the court’s approval.

“In the past few years, Westar has already invested hundreds of millions of dollars to improve the environmental performance of our coal plants,” said Bill Moore, Westar president and chief executive officer. “Long before the Department of Justice filed this lawsuit, we were already taking actions to keep our air clean. Today’s settlement is an extension of our environmental stewardship. We are committed to environmental protection while keeping in mind that consumers ultimately bear costs for cleaner air and newer, better technologies. The settlement calls for environmental investments and mitigation we would have eventually done anyway, and puts our dollars to work for the environment rather than being spent on expensive litigation.”

Settlement proposed to invest in environmental upgrades	Page 2 of 3

In the settlement, Westar agrees to install a selective catalytic reduction (SCR) system on one of the three Jeffrey Energy Center coal units by the end of 2014. SCR is a technology that reduces emissions of nitrogen oxide into the air, similar to what a catalytic converter does on a vehicle. Then, depending on the reduction levels attained by the single SCR and attainable through the installation of other controls on the other two Jeffrey Energy Center coal units, a second SCR system would be installed on another Jeffrey coal unit by the end of 2016, if needed to meet nitrogen oxide reduction targets. Already scheduled projects to install new low-nitrogen oxide burners and electrostatic precipitators will go forward as planned. Electrostatic precipitators remove emissions of fine particles, mostly of ash, created from burning coal. In 2009, Westar completed a three-year project that cuts sulfur dioxide emissions at Jeffrey by over 95%. Westar will also invest $6 million in environmental mitigation projects over six years. The mitigation investments are targeted toward development of such progressive initiatives as hybrid electric utility vehicle and electric transportation infrastructure, clean diesel vehicle conversions and small-scale renewable wind. Westar also agrees to pay a $3 million civil penalty as part of the settlement.

“Although Westar has obeyed all environmental laws and regulations, it makes more sense to reach a settlement to invest in a cleaner environment than to spend money on lengthy litigation arguing about these allegations,” said Larry Irick, Westar vice president, general counsel and corporate secretary. “Investments will really do something for the environment, but protracted litigation won’t accomplish any environmental benefit no matter how the case turns out. We believe the $3 million charge provided for in the settlement is far less than we would end up paying in legal costs if we went through a full trial. We will not, however, seek to recover the $3 million charge from our customers.”

Settlement proposed to invest in environmental upgrades	Page 3 of 3

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 684,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.